Exhibit 99.1

    GLYCOGENESYS, INC. ANNOUNCES $5.3 MILLION PRIVATE PLACEMENT OF SECURITIES

BOSTON, December 21 /Bizswire/ -- GlycoGenesys, Inc., (Nasdaq: GLGS) today announced that it has raised $5.3 million in net proceeds from institutional and accredited investors. In connection with this financing, the company issued 4,205,735 shares of common stock and warrants to purchase 168,231 shares at $.01 per share and warrants to purchase 2,102,872 shares at an average weighted price per share of $1.86 per share, exercisable for a period of five years.

The common stock sold has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act registration requirements.

The company intends to use the proceeds from the sale of its common stock to further advance clinical development of GBC-590, in the future to be referred to as GCS-100, its lead drug candidate being developed in a joint venture in the field of oncology with Elan Corporation, plc, and to provide it with working capital for other general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to Rule 135c under the Securities Act.

GlycoGenesys, Inc.

GlycoGenesys develops and licenses pharmaceutical and agricultural products. The Company's human therapeutic products include GBC-590, a unique compound to treat cancer, which is in Phase II human clinical trials, as well as, an anti-fungal compound, CAN-296, in development. In the area of agriculture, GlycoGenesys continues to seek strategic alternatives for its Elexa-4(R) Plant Defense Booster. Further information is available on GlycoGenesys' web sites: www.glycogenesys.com and www.safescience.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

     GlycoGenesys, Inc.
     John W. Burns, Senior Vice President and CFO
     (617) 422-0674
        or
     Rick Pierce, VP of Finance and Investor Relations
     (617) 422-0674
     www.glycogenesys.com